                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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[_]  Preliminary Proxy Statement           [_]  Confidential, For Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

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[_]  Soliciting Material Under
     Rule 14a-12

                          THE SWISS HELVETIA FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE SWISS HELVETIA FUND, INC.

Contact:	Rudolf Millisits 1-888-SWISS-00 (212) 332-2760 http://www.swz.com April 5, 2001

Press Release

THE SWISS HELVETIA FUND, INC. ANNOUNCES FILING OF ITS DEFINITIVE PROXY STATEMENT AND RECENT DEVELOPMENT

                April 5, 2001, New York, New York. The Swiss Helvetia Fund, Inc., announced today that it has filed with the Securities and Exchange Commission its definitive proxy statement for the Annual Meeting of Stockholders to be held at 11:30 a.m. on May 15, 2001 at The Drake Swisshotel, 440 Park Avenue, Manhattan East and West Suites, New York, New York 10022. The close of business on March 30, 2001, has been fixed as the record date for stockholders entitled to vote at the Meeting. The Fund is soliciting proxies to reelect the three directors whose terms expire this year, Alexandre de Takascy, Claude W. Frey and Eric R. Gabus, and to confirm the Board of Directors’ decision to continue the Investment Advisory Agreement with Hottinger Capital Corp., the Fund’s investment adviser. Hottinger Capital Corp. is a member of Hottinger Group, one of Europe’s oldest private banking firms. The Fund’s board of directors is divided into classes, each having three-year terms that expire at successive annual meetings.

                Alexandre de Takascy, Claude W. Frey and Eric R. Gabus were nominated for reelection by an independent directors’ committee. Mr. Frey, an independent director of the Fund, is a current member and former President of the Swiss Parliament. Mr. Gabus, also an independent director of the Fund, is Chairman of Societe Neuchateloise de Presse (a Swiss news organization), former Deputy Chairman of Credit Suisse First Boston and former Chief Financial Officer and General Manager of Nestle, S.A. Mr. Alexandre de Takacsy is the Vice Chairman and President of Hottinger Capital Corp., and former Senior Executive Vice President of the Royal Bank of Canada.

                Hottinger Capital Corp. has been the Fund’s investment advisor since the Fund’s inception in 1987 and has achieved consistently strong results. As a result of the services of Hottinger Capital Corp., the Fund was named the Number One fund in the Lipper Closed-End Fund Performance Analysis for Western European Funds for the ten-year period, as well as the one year period, ended December 31, 2000. This comes on top of receiving the Lipper 1998 and 1999 Ten Year awards. The Fund outperformed the Swiss Performance Index for each year in the four year period ended December 31, 2000.

                The Fund’s proxy materials filed with the SEC disclose that on April 2, 2001, a complaint in a purported class action on behalf of stockholders of the Fund was filed in the Court of Chancery in Delaware against the Fund, each of its directors and Hottinger Capital Corp. The complaint alleges that the defendants have breached fiduciary and other duties to stockholders by adopting certain amendments to the Fund’s Bylaws and breached fiduciary and contractual duties through the manner in which the Fund effected a capital gains distribution in December, 2000. The complaint seeks as relief among other things: (i) a declaration that the defendants have breached their fiduciary duties to stockholders and that the amendments to the Bylaws are null and void; (ii) an injunction preventing the defendants from enforcing the Bylaw amendments; and (iii) certain unspecified damages. The defendants believe that the allegations are without merit and intend to defend against them vigorously.

                The Fund is a closed-end investment company principally investing in Swiss companies. At December 31, 2000 the Fund’s net assets were $ 415 million. The Fund’s shares are traded on the New York Stock Exchange under the symbol SWZ.

                For further information regarding the Fund, please contact Rudolf Millisits, Executive Vice President of Hottinger Capital Corp. at 1-888-SWISS-00 or (212) 332-2760, 1270 Avenue of the Americas, Suite 400, New York, New York 10020.